                                                                   Exhibit 10.1

                             EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is entered into between Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), and Gary M. Witkin, a resident of New Canaan, Connecticut (the "Executive"), effective as of November 1, 1994. The Company and the Executive are sometimes referred to herein as the "parties."


                                   ARTICLE I
                                  EMPLOYMENT

         The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions set forth herein.

                                  ARTICLE II
                          DUTIES AND RESPONSIBILITIES

         2.1 Scope of Service. The Executive shall, during the term of this Agreement, devote all of his business time and attention and exert his best efforts in the performance of his duties hereunder and, in performing such duties, shall promote the profit, benefit and advantage of the Company and its business. The Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out his duties hereunder; provided, however, that this paragraph shall not be construed to prevent the Executive from investing his personal assets as a passive investor.

         2.2 Position and Duties. Subject to the power of the Board of Directors of the Company (the "Board") to elect and remove officers, the Executive shall, during the term of this Agreement, serve as President and Chief Operating Officer or in any other comparable position as the Board of Directors may from time to time determine, shall report directly to the Chairman and Chief Executive Officer of the Company, and shall have such powers and duties as may be prescribed by the Board. Subject to the power of the Board to designate and define the powers and duties of officers of the Company, the Executive's initial areas of responsibility at the Company shall include responsibility for the following areas: Merchandising, Marketing, Advertising, Store Operations and Human Resources. The Executive agrees to serve without additional compensation in one or more offices or as a director of any of the Company's subsidiaries or affiliates. The Executive shall faithfully and diligently perform the services and functions relating to his office (or reasonably incident thereto) as may be designated from time to time by the Board. It is acknowledged that a condition to the effectiveness of this Agreement is that, as of the Executive's Employment Date, the Board shall have acted to create a vacancy on the Board of Directors and shall have appointed the Executive to fill that vacancy.

         2.3 Term of Employment. The Executive's employment with the Company hereunder shall commence on the date of first employment indicated on the records of the Company, but no later than November 21, 1994 (the "Employment Date") and shall continue until terminated by either of the parties upon ninety (90) days' written notice to the other in accordance with Section
5.5 of this Agreement.

         2.4     Resignation as Director.   If the Executive's employment with
the Company is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign his position as a director of the Company, such resignation to be effective no later than the date of termination of the Executive's employment with the Company.


                                  ARTICLE III
                           COMPENSATION AND BENEFITS

         3.1 Base Annual Salary. As compensation for services performed by the Executive during the term of his employment hereunder, the Company agrees to pay and the Executive agrees to accept an annual base salary ("Base Salary"), payable in accordance with the then current payroll policies of the Company (currently, on a weekly basis), of not less than seven hundred thousand dollars ($700,000), subject to applicable withholding taxes. Such Base Salary shall be subject to annual review by the Board of Directors (or by the Compensation Committee or such other appropriate committee of the Board as the Board may from time to time determine) at the meeting of the Board held in April of each year, with the first such review to occur at the 1996 April Board meeting. The Board (or the appropriate committee thereof) may determine, as a result of any annual review, to provide an increase in the Executive's Base Salary.

         3.2 Incentive Compensation. During the term of his employment hereunder, the Executive shall be entitled to receive the following incentive compensation in addition to his Base Salary:

                 (a) Bonus Plan. The Executive shall be entitled to participate in the Company's Key Management Incentive Plan (the "Incentive Plan") (a copy of which is attached hereto as Exhibit A), subject to shareholder approval of such Plan, under which the Executive may receive an annual bonus amount, based upon a percentage of the Executive's Base Salary and contingent upon the Company's attainment of certain goals as described in the Incentive Plan. The Executive's eligibility for such bonus shall be subject to, and determined in accordance with, the terms and conditions of the Incentive Plan, with the following exceptions:

                          (i)    Substitution of Performance Grid.  In
                 determining the Executive's bonus in any given year, the following performance grid shall be substituted in lieu of the performance grid provided in the Incentive Plan:

                 Company
                 Achievement      100%     110%    125%     140%    150%

                 Bonus Percentage
                 Base Pay          20%      25%     35%      50%     60%


                          (ii) Minimum Bonus. With respect to fiscal years 1994 through 1996, the Executive shall be entitled to a minimum bonus of not less than fifteen percent (15%) of his Base Salary for such year ("Minimum Bonus"), which Minimum Bonus shall be payable to the Executive at such time as bonuses are generally paid to executives of the Company. Any bonus earned in accordance with the performance grid with respect to any year for which a Minimum Bonus is payable shall be offset by such Minimum Bonus.


                          (iii) No Proration for 1994 Bonus. The bonus payable to the Executive with respect to the 1994 fiscal year shall not be prorated to reflect only a partial year of service by the Executive during such year.

                 (b) Employee Stock Incentive Plan. The Executive shall be entitled to participate in the Company's 1989 Employee Stock Incentive Plan (the "Stock Incentive Plan") (a copy of which is attached hereto as Exhibit B) and, pursuant to and in accordance with the terms and conditions of the Stock Incentive Plan, the Company shall grant to the Executive the awards described below:

                          (i)     Restricted Stock.

                                  (A)   Grant of Stock.  Pursuant to and in
                          accordance with the terms of the Stock Incentive Plan, the Company shall grant to the Executive, on the Executive's Employment Date, the following shares of Restricted Stock (defined in the Stock Incentive Plan as Common Stock, $.50 par value per share, of the Company, that is subject to restrictions under
                          Section 7 of such Plan):
                                        (I)  Shares of Restricted Stock with
                                  a market value of $2.1 million as of the date of execution of this Agreement by the last party to execute the Agreement. The Executive shall make a current and timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Restricted Stock granted to the Executive under this subparagraph (I); and

                                       (II)  One hundred twenty-five thousand
                                  (125,000) shares of Restricted Stock.

                                  (B)  Terms and Conditions of Grant.  In
                          addition to applicable terms and conditions of the Stock Incentive Plan with respect to the Company's grant of Restricted Stock to the Executive hereunder, such grant shall be subject to the following terms and conditions:

                                        (I)  The applicable "Restriction
                                  Period" referenced in the Stock Incentive
                                  Plan with respect to a grant of Restricted
                                  Stock shall (1) with respect to the grant of Restricted Stock to the Executive under subparagraph (b)(i)(A)(I) above, commence on the Executive's Employment Date and end on the third anniversary thereof (the "Three-Year Restriction Period"), at which time the Restricted Stock shall immediately vest in the Executive and the restrictions thereon shall immediately lapse; and (2) with respect to the grant of Restricted Stock to the Executive under subparagraph
                                  (b)(i)(A)(II) above, commence on the
                                  Executive's Employment Date and end in
                                  installments ("Installment Restriction
                                  Periods"), as follows:


                                  Expiration Date of Installment Restriction Period       Number of Shares
                                  -------------------------------------------------       ----------------

                                  First Anniversary of Executive's Employment Date        12,500 shares

                                  Second Anniversary of Executive's Employment Date       12,500 shares

                                  Third Anniversary of Executive's Employment Date        12,500 shares

                                  Fourth Anniversary of Executive's Employment Date       17,500 shares


                                  Fifth Anniversary of Executive's Employment Date        25,000 shares

                                  Sixth Anniversary of Executive's Employment Date        45,000 shares

                                  At the end of each Installment Restriction
                                  Period, the Restricted Stock subject to such Period shall immediately vest in the Executive and the restrictions thereon shall immediately lapse.

                                        (II)   Upon the occurrence of a Trigger
                                  Date (as defined in subparagraph (b) of
                                  Section 4.2 of this Agreement) prior to
                                  expiration of the Three-Year Restriction
                                  Period, the Executive's Restricted Stock described in subparagraph (b)(i)(A)(I) shall immediately vest in the Executive and the restrictions thereon shall immediately lapse. If the Executive's employment with the Company is terminated for any reason prior to expiration of the Three-Year Restriction Period, and such termination does not cause a Trigger Date to occur, all rights to the Executive's Restricted Stock described in subparagraph (b)(i)(A)(I) shall be forfeited by the Executive as of the date of termination of his employment.

                                        (III)  If the Executive's employment
                                  with the Company is terminated for any reason prior to expiration of any Installment Restriction Period, whether or not such termination causes a Trigger Date (as defined in subparagraph (b) of Section 4.2 of this Agreement) to occur, all rights to the Executive's Restricted Stock described in subparagraph (b)(i)(A)(II) shall be forfeited by the Executive as of the date of termination of his employment.

                                  (C)   Payment of Taxes.  In accordance
                          with and subject to the conditions provided in subparagraph (a) of Section 3.7 of this Agreement, the Company shall pay certain taxes actually payable by the Executive with respect to the Restricted Stock granted to the Executive pursuant to subparagraph
                          (b)(i)(A)(I) of this Section 3.2 but shall not pay any taxes payable with respect to the Restricted Stock granted to the Executive pursuant to subparagraph (b)(i)(A)(II) of this Section 3.2.

                          (ii)  Non-Qualified Stock Options.

                                  (A)   Grant of Option.  Pursuant to and in
                          accordance with the terms of the Stock Incentive Plan, the Company shall grant to the Executive, as of the Executive's Employment Date, a Non-Qualified Stock Option (as that term is defined in the Stock Incentive Plan) to purchase one hundred twenty-five thousand (125,000) shares of Common Stock, $.50 par value per share, of the Company.

                                  (B)   Terms and Conditions of Grant.  In
                          addition to applicable terms and conditions of the Stock Incentive Plan with respect to the Company's grant of a Non-Qualified Stock Option to the Executive, such grant shall be subject to the following terms and conditions:

                                        (I)    The Option Price (as defined in
                                  the Stock Incentive Plan) per share of the Common Stock purchasable under the Executive's Non-Qualified Stock Option shall be the Fair Market Value (defined in the Stock Incentive Plan) of such stock as of the date of execution of this Agreement by the last party to execute the Agreement.

                                        (II)   Except as provided in
                                  subparagraph (III) below, the Executive's
                                  Non-Qualified Stock Option shall be
                                  exercisable in installments, as follows:

                                  Earliest Date Exercisable                            Number of Shares
                                  -------------------------                            ----------------
                                  First Anniversary of Executive's Employment Date     12,500 shares

                                  Second Anniversary of Executive's Employment Date    12,500 shares

                                  Third Anniversary of Executive's Employment Date     12,500 shares

                                  Fourth Anniversary of Executive's Employment Date    17,500 shares

                                  Fifth Anniversary of Executive's Employment Date     25,000 shares

                                  Sixth Anniversary of Executive's Employment Date     45,000 shares

                                        (III)  No portion of the Executive's
                                  Non-Qualified Stock Option shall be
                                  exercisable more than ten (10) years after the date such option was granted to the Executive.

         3.3 Other Compensation. The Company shall pay the Executive additional compensation in the amount of thirty thousand dollars ($30,000) during each year of his employment hereunder, which amount shall be treated as paid under a "nonaccountable plan" pursuant to Section 1.62-2(c)(3) of the Treasury Regulations.

         3.4     Other Benefits.

                 (a) Standard Benefit Plans. During the term of his employment hereunder, the Executive shall be entitled to participate in all standard benefit plans of the Company (including without limitation any life, accident, medical, hospitalization, disability, pension or profit sharing plan afforded by the Company to its employees generally), if and to the extent that the Executive is eligible to so participate in accordance with the terms of any such plan, provided, however, that both parties understand and agree that the termination benefits provided under the terms of this Agreement are in lieu of any severance benefits to which the Executive may otherwise be entitled under the Company's Severance Pay Plan. Notwithstanding any of the above, nothing herein is intended, or shall be construed, to affect the Company's right to amend or terminate any of its standard benefit plans or to require the Company to institute any particular plan or benefit except as otherwise specifically required in this Agreement. The benefit plans that the Company currently provides for its employees generally and in which the Executive shall be entitled to participate include, without limitation, the following:

                 SMC Health Care Plan
                 Business Travel Accident Plan
                 Group Life Insurance Plan (currently provides life
                          insurance equal to two (2) times Base Salary)
                 Long-Term Disability Plan
                 Restated Retirement Plan
                 Savings and Investment Plan (which is a 401(k) plan)

                 (b) Additional Benefits. In addition to participation in the benefit plans described in subparagraph (a) above, the Company shall provide the Executive with the following benefits during the term of the Executive's employment hereunder:

                          (i) Participation in the Company's Executive Medical Plan, subject to and in accordance with the terms of such Plan (which, generally, provides an annual ten thousand dollar ($10,000) family benefit to cover deductibles and co-payments under the SMC Health Care Plan referenced in subparagraph (a) above and any other medical, dental or vision expenses that are not covered by the SMC Health Care Plan or any other health plan sponsored by the Company, but only to the extent any such expenses are deductible under Section 213 of the Code);
                         (ii) Payment of all premiums for individual and dependent coverage under the SMC Health Care Plan;

                         (iii) Reimbursement of any premiums payable by the Executive for coverage of the Executive and/or his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to the extent such coverage is required in order to continue the Executive's prior health care coverage from the date of the Executive's termination of employment with his current employer through the first ninety (90) days of his employment with the Company hereunder;

                          (iv)   In accordance with and subject to the
                 conditions provided in subparagraph (a) of Section 3.7 of this Agreement, payment by the Company of certain taxes actually payable by the Executive with respect to any premium payment or reimbursement provided to the Executive under subparagraphs
                 (ii) and (iii) above;

                          (v) Four weeks' paid vacation granted on the Employment Date, and accrued thereafter at the rate of four
                 (4) weeks per year, subject to the terms of the Company's currently existing vacation policy, as from time to time amended; and

                          (vi) The use of a vehicle to be provided by the Company, which vehicle shall be an American brand of the Executive's choice with a fair market value no greater than forty-five thousand dollars ($45,000), subject to and in accordance with the terms of the Company's currently existing policy, as from time to time amended, with respect to executive use of Company vehicles, including without limitation the terms of such policy relating to the Company's periodic replacement of such vehicles with new vehicles.

         3.5 Reimbursement of Relocation Expenses. The Company shall reimburse the Executive for expenses in connection with the Executive's move from Connecticut to Tennessee as described below, with the exception that certain real estate expenses may be provided through the services of a third party relocation service, the cost of which shall be borne by the Company. The choice between the foregoing alternatives as to certain real estate expenses shall be at the sole option of the Company.

                 (a) Temporary Housing. The Company shall provide the Executive with a two-bedroom condominium of the Executive's choice, with maid service, for a period beginning on the Employment Date and ending no later than nine (9) months thereafter, provided, however, that the amount paid by the Company for any temporary housing provided hereunder (including any amount paid for maid service) shall not exceed three thousand dollars ($3,000) per month.

                 (b) Duplicate Mortgage Payments. In the event that and so long as the Executive owns both a new residence and his old residence during the transition period following his Employment Date, the Company shall reimburse the Executive for the lesser of (i) his monthly mortgage payment for his new residence in Tennessee or (ii) his monthly mortgage payment for his former residence in Connecticut, provided, however, that the Company shall reimburse the Executive only for one such mortgage payment each month during the transition period, which period shall commence with the first month during which the Executive is required to make duplicate mortgage payments (one for his new residence in Tennessee and one for his old residence in Connecticut) and shall end with the earlier of (i) the month during which the Executive sells his old residence in Connecticut or (ii) the fourth month during which the Executive is required to make the duplicate mortgage payments described above.

                 (c) Real Estate Expenses. The Company shall reimburse the Executive for the following real estate expenses associated with the sale of his current residence and the acquisition of a new residence:

                          (i) Normal and customary closing costs, up to one percent (1%) of the sale price, on the sale of the Executive's current residence and also on his acquisition of a new residence;

                          (ii) Any sales commission paid by the Executive, up to five percent (5%) of the sale price, upon the sale of the Executive's current residence; and

                          (iii)  The excess, if any, of

                                  (A) the original purchase price plus capital
                          improvements for the Executive's current residence (subject to a maximum amount of $1.85 million), over

                                  (B) the amount received by the Executive upon
                          the sale of such residence as the gross sale price therefor,

                 such excess amount to be paid to the Executive as soon as reasonably practicable after the closing of the sale of such residence; provided, however, that receipt of such amount by the Executive from the Company is contingent upon receipt by the Company from the Executive of documentation, satisfactory to the Company, substantiating the amount of the original purchase price and capital improvements for such residence, and is subject to the right of the Company to approve any sales contract for the sale of such residence and to elect to purchase such residence itself or to provide a third party buyer (approved by the Company) to purchase such residence. Notwithstanding any of the above, nothing in this subparagraph
                 (c) shall be construed to require the Company to purchase, or to provide a third party purchaser for, the Executive's current residence.

                 (d) Moving Expenses. The Company shall reimburse the Executive for all reasonable expenses related to moving the Executive's household and personal items, including any expenses incurred to move antique cars, boats or other collectibles.

                 (e) Commuting Expenses. The Company shall reimburse the Executive for reasonable travel expenses consistent with current Company policy necessary for the Executive to return to his home in Connecticut each weekend until his relocation is complete, for a period beginning on the Employment Date and ending as soon as his relocation is complete (but, in any event, no later than nine (9) months after his Employment Date).

                 (f) Payment of Taxes. In accordance with and subject to the conditions provided in subparagraph (a) of Section 3.7 of this Agreement, the Company shall pay certain taxes actually payable by the Executive with respect to any reimbursed relocation expenses provided to the Executive under this Section 3.5, if and to the extent such relocation expenses are considered to be taxable income.

         3.6 Legal Fees. The Company shall reimburse the Executive for any reasonable legal fees incurred by the Executive for review and negotiation of this Agreement, provided, however, that such reimbursement is contingent upon receipt by the Company from the Executive (or his attorney) of documentation, satisfactory to the Company, substantiating such fees and itemizing the services rendered therefor, and provided further, that such reimbursement shall not exceed five thousand dollars ($5,000).

         3.7     Payment of Taxes.

                 (a) In accordance with and subject to the following terms and conditions, the Company shall pay certain taxes actually payable by the Executive with respect to certain amounts paid to the Executive under this Agreement:

                          (i) Provided that the Executive makes a current and timely election under Section 83(b) of the Code, the Company shall pay any federal income and payroll withholding taxes and, provided that the Executive complies with subparagraph (v) below, any Connecticut state and local income taxes, to the extent such federal and state and local taxes are actually payable by the Executive with respect to the Restricted Stock granted to the Executive pursuant to subparagraph (b)(i)(A)(I) of Section 3.2 of this Agreement and also with respect to the amount of taxes paid hereunder, computed in the manner described in subparagraph (iv) below.

                          (ii) The Company shall pay any federal income and payroll withholding taxes and, provided that the Executive complies with subparagraph (v) below, any Connecticut state and local income taxes, to the extent such federal and state and local taxes are actually payable by the Executive with respect to any premium payment or reimbursement provided to the Executive under subparagraphs (b)(ii) and (b)(iii) of
                 Section 3.4 of this Agreement and also with respect to the amount of taxes paid hereunder, computed in the manner described in subparagraph (iv) below.

                          (iii) The Company shall pay any federal income and payroll withholding taxes and, provided that the Executive complies with subparagraph (v) below, any Connecticut state and local income taxes, to the extent such federal and state and local taxes are actually payable by the Executive with respect to any reimbursed relocation expenses provided to the Executive under Section 3.5 of this Agreement and also with respect to the amount of taxes paid hereunder, if and to the extent such relocation expenses are considered to be taxable income, computed in the manner described in subparagraph (iv) below.

                          (iv) Any calculation of taxes payable by the Company under this Agreement shall be computed at the marginal rate of tax applicable to the Executive (currently 39.6% for federal income tax on taxable income in excess of $250,000, 1.45% for payroll tax on wages in excess of $135,000, and 4.5% for Connecticut state and local income tax on all taxable income); provided, however, that any calculation of taxes payable by the Company under this Agreement shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability.

                          (v) The Executive shall take such reasonable steps as may be necessary to minimize the applicability of Connecticut state and local income taxes to any amounts payable to the Executive under this Agreement, including without limitation such reasonable steps as may be necessary to enable the Executive to claim Tennessee residency for the Executive and his family as promptly as practicable following his termination of employment with his current employer. The Executive shall also permit the Company to review any Connecticut state or local tax return, prior to the time it is filed by the Executive, to the extent such return relates to any amounts paid to the Executive under this Agreement.

                 (b) To the extent required by law, federal, state and local income and payroll withholding taxes shall be withheld on all cash and in-kind payments made by the Company to the Executive.


                                   ARTICLE IV
                           TERMINATION OF EMPLOYMENT

         4.1 Termination of Agreement. All of the terms of this Agreement shall cease upon termination of the Executive's employment, except to the extent otherwise provided by the terms of this Agreement or any benefit plan documents and policies described herein.

         4.2     Rights of Executive Upon a Trigger Date.

                 (a) Upon the occurrence of a Trigger Date (as defined in subparagraph (b) below), in addition to any Standard Termination Amounts (as defined in subparagraph (c) below), the Executive shall be entitled to the following termination benefits, provided, however, that the Executive's right to any such benefits is expressly conditioned upon his compliance in all respects with Section 4.5 (Non-Competition) and Section 4.6 (Unauthorized Disclosure; Adverse Statements) of this Agreement at all times prior to each payment of a benefit (or, in the case of the vesting of Restricted Stock, at all times prior to the Trigger Date):

                          (i) as salary continuation, payment of (A) an amount equal to two (2) times the Executive's Base Salary in effect immediately prior to the Trigger Date, plus (B) an amount equal to any unpaid Minimum Bonus that would otherwise be payable to the Executive pursuant to and in accordance with subparagraph (a)(ii) of Section 3.2 of this Agreement (in the aggregate, the "salary continuation payment"), which salary continuation payment shall be payable, at the Company's option, either in a lump sum or over a thirteen (13) month period commencing on the Trigger Date and ending on the thirteenth monthly anniversary thereof (the "severance period"), with one half of such salary continuation payment payable in equal monthly installments over the first twelve (12) months of the severance period, and the remaining one half payable on the thirteenth monthly anniversary of the Trigger Date;
                          (ii) reimbursement for the premium paid by the Executive for continued coverage for the Executive (and any dependents of the Executive covered by the Company's health care plans as of the Trigger Date) under the Company's health care plan pursuant to COBRA (or any other mandatory health care continuation law then in effect), such coverage then being substantially similar to that provided by the Company to its senior executives and their eligible dependents, subject to the following terms and conditions:

                                  (A)      The Executive will be entitled to
                          the reimbursement provided hereunder for the period commencing with the Trigger Date and ending on the earlier of (I) the second anniversary of the Trigger Date, or (II) the date the Executive becomes eligible to receive any health care coverage from another employer of the Executive or his spouse that does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or his covered dependents;

                                   (B)      If the Executive (or his dependents
                          covered by the Company's health care plans as of the Trigger Date) elects not to continue coverage under COBRA (or any other mandatory health care continuation law then in effect) or is not eligible to continue coverage under such law and is otherwise eligible for the benefits provided under this subparagraph (a)(ii), the Company will reimburse the Executive for the cost of purchasing substantially similar coverage or a supplement required to achieve substantially similar coverage under another arrangement approved by the Company for the period described in subparagraph (A) above; provided, however, that such reimbursement shall be limited to the then current premium charged by the Company to others for substantially similar coverage under COBRA (or any other mandatory health care continuation law then in effect); and

                                  (C)      Any amount payable to the Executive
                          hereunder shall be subject to withholding of applicable taxes as provided in Section 3.7 of this Agreement; and

                          (iii) the immediate vesting of, and the lapse of any restrictions on, any Restricted Stock granted to the Executive in accordance with subparagraph (b)(i)(A)(I) of Section 3.2 of this Agreement.

                 (b) For purposes of this Agreement, "Trigger Date" shall be the date upon which any of the following events occurs:

                          (i) termination of the Executive's employment
                 hereunder by the Company for any reason other than for Cause or Disability (each of which is defined in Section 4.3 below) or as a result of the Executive's death; or

                          (ii) termination of the Executive's employment hereunder by the Executive for Good Reason (as hereinafter defined) pursuant to a Notice of Termination (as hereinafter defined). For purposes of this subparagraph (ii), "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any of the following circumstances unless, in the case of subparagraph (A) or (B), such circumstances are fully corrected prior to the Date of

                 Termination (as defined below) specified in the Notice of Termination (defined below) given in respect thereof:

                                  (A)      other than for Cause or Disability
                          (each of which is defined in Section 4.3 below), or by reason of his election as Chief Executive Officer of the Company, (I) assignment by the Company to the Executive of any duties that are materially inconsistent with the customary powers and duties of a president and chief operating officer of a company of the size, type and nature of the Company; (II) the Company's removal of the Executive from his position as President and Chief Operating Officer of the Company; or (III) any material diminution by the Company in the nature of the Executive's responsibilities as President and Chief Operating Officer of the Company;

                                  (B)  failure of the Company, prior to the
                          effectiveness of any acquisition of the Company or substantially all of the Company's assets, to obtain an agreement from the successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such acquisition had taken place;

                                  (C) any material breach of this Agreement by the Company which is not cured within thirty (30) days after delivery to the Company of the Notice of Termination (as defined below); or

                                  (D)  failure of the Board of Directors to
                          elect the Executive as its Chief Executive Officer within ninety (90) days following the earlier of the following dates:

                                        (I)  the date of resignation,
                                  retirement or termination of Raymond
                                  Zimmerman from his position as Chief
                                  Executive Officer of the Company, or

                                        (II)  April 30, 1998.

                 Any purported termination of the Executive's employment hereunder by the Executive for Good Reason (as defined above) shall be pursuant to a written Notice of Termination delivered to the Company in accordance with Section 5.5 of this Agreement. For purposes of this subparagraph (ii), a "Notice of Termination" shall mean a notice which shall expressly indicate the specific termination provisions in this Agreement upon which the Executive is relying; shall set forth in reasonable detail the facts and circumstances claimed by the Executive to provide a basis for termination of the Executive's employment under the provisions so indicated; and shall specify a Date of Termination (which shall not be less than ninety (90) days from the date such Notice of Termination is given).

                 (c) For purposes of this Agreement, "Standard Termination Amounts" shall mean, as of the date of termination of the Executive's employment hereunder, prorated as appropriate, the following: (i) any earned but unpaid installments of the Executive's Base Salary (as then in effect) that would otherwise be due through the date of his termination; (ii) any earned but unpaid installments of the additional compensation provided under Section 3.3 of this Agreement to the extent such installments would otherwise be due through the Executive's date of termination; and (iii) any payments or benefits otherwise due to the Executive under and in accordance with the terms of any benefit plan documents and policies described in this Agreement.

         4.3 Rights of Executive Upon Other Voluntary Termination or Termination for Cause, Disability or Death.

                 (a) Except as otherwise provided in Section 4.2, above, if (i) the Company terminates the Executive's employment hereunder for Cause or Disability (each of which is defined below), (ii) the Executive voluntarily resigns for any reason (other than termination under subparagraph (b)(ii) of Section 4.2 above), or (iii) the Executive dies, then, in each case, the Executive (or his estate or beneficiaries, as the case may be) shall be entitled to receive only any Standard Termination Amounts (as defined in subparagraph (c) of Section 4.2 above) payable to the Executive. The Company shall then have no further obligations to the Executive under this Agreement.

                 (b) For purposes of this Agreement, the following definitions of "Cause" and "Disability" shall apply:

                          (i)     "Cause" shall include the following:

                                  (A)      a felony conviction of the
                          Executive, the failure of the Executive to contest prosecution for a felony, or the Executive's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or its Subsidiaries or Affiliates (as defined in the Stock Incentive Plan); for this purpose, no act, or failure to act, on the part of the Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company;

                                  (B)      any violation by the Executive of
                          Section 4.5 (Non-Competition) of this Agreement; or

                                  (C)      any material breach of this
                          Agreement by the Executive which is not cured within thirty (30) days after delivery to the Executive of written notice of such breach provided in accordance with Section 5.5 of this Agreement, which notice shall set forth in reasonable detail the facts and circumstances claimed by the Company to constitute a material breach of this Agreement by the Executive.

                          (ii) "Disability" shall have the same meaning as is provided under the Company's long-term disability plan.

         4.4 Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to employ the Executive or to have the Executive remain in the employment of the Company. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to the termination benefits provided in Section 4.2 of this Agreement, and except for any right or employee benefit that the Executive may have pursuant to the terms of any other agreement, policy, plan, program or arrangement of the Company, including any right to indemnification provided by contract, state law or the charter or by-laws of the Company, neither the Company nor the Executive shall have any further obligation or liability to the other hereunder or otherwise with respect to the Executive's prior or future employment by the Company.

         4.5 Non-Competition. During the period in which the Executive is employed by the Company hereunder and during the severance period (as defined in subparagraph (a)(i) of Section 4.2 above), the Executive will not:

                 (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any of the following types of businesses: catalog showroom retail business, national jewelry-only specialty business, national electronics-only specialty business, or national houseware/giftware-only retail business, in any area where such business is being conducted at the time of such termination (provided that ownership of five percent (5%) or less of the voting stock of any publicly held corporation shall not constitute a violation hereof); or

                 (b) directly or indirectly employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any person who, at the time of such employment, solicitation, advice or recommendation, is an employee of the Company or any of its subsidiaries or affiliates, provided, however, that this subparagraph (b) shall not be construed to prevent the Executive from engaging in generic nontargeted advertising for employees generally.

         4.6     Unauthorized Disclosure; Adverse Statements.

                 (a) During the period in which the Executive is employed by the Company hereunder, the Executive shall not, without the prior written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an officer of the Company, or its subsidiaries or its affiliates, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, improvements, formulae, designs or styles, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, policies or methods of manufacture, the disclosure of which he knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosures by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Following the termination of the Executive's employment with the Company for any reason, the Executive shall not disclose any confidential information of the type described above except as may be required in the opinion of the Executive's counsel in connection with any judicial or administrative proceeding or inquiry.

                 (b) During the period in which the Executive is employed by the Company hereunder and thereafter, the Executive shall not make any false statements regarding the Company or its subsidiaries or its affiliates, or make any statement or take any other action which he knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates.

                 (c) The provisions of this Section 4.6 shall be binding upon the Executive's heirs, successors and legal representatives.

         4.7 Specific Performance. The Executive acknowledges and agrees that, in the event of a breach of Section 4.5 or Section 4.6 hereof by the Executive, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Executive and the Company agree that, in the event of such a breach, the Company shall be entitled to injunctive relief against the Executive.

                                   ARTICLE V
                                 MISCELLANEOUS

         5.1 Construction and Amendment. This Agreement contains all the material terms and conditions governing the Company's continued employment of the Executive, and shall supersede any and all prior oral and written understandings and agreements and all contemporaneous oral understandings and agreements between the Company and the Executive. In this respect, the Executive acknowledges and agrees that the Company's sole obligations to the Executive with respect to the future termination of the Executive's employment by the Company (for whatever reason and under whatever circumstances) are set forth in this Agreement. No amendment of the terms and conditions of this Agreement shall be effective unless agreed to in writing by the Company and the Executive.

         5.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         5.3 Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Tennessee.

         5.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive and his heirs, executors, administrators and legal representatives. The Executive's rights and benefits under this Agreement are personal and, except as otherwise provided herein, no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer without the prior written consent of the Company.

         5.5 Notice. Any notice or other communication required or permitted under, or given by reason of, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as the party may specify by notice pursuant to this provision, except that notices of change of address shall be effective only upon receipt):


                 (a)      To the Company:

                          Service Merchandise Company
                          7100 Service Merchandise Drive
                          Brentwood, Tennessee  37027

                 (b)      To the Executive:

                          Gary M. Witkin
                          416 Greenley Road
                          New Canaan, CT  06840


         5.6 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Nashville, Tennessee. In the proceeding, the Executive shall select one arbitrator, the Company shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators shall be binding on the Executive and on the Company. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Executive and the Company fail to select a third arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a judge of the United States District Court for the Middle District of Tennessee, Nashville Division, upon application of the Executive or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this paragraph. Any arbitration proceeding pursuant to this paragraph shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Each of the parties hereto shall pay its own expenses of arbitration and one half of the expenses of the arbitrators. If any position by either party hereunder, or any defense or objection thereto, is deemed by the arbitrators to have been unreasonable, the arbitrators shall assess, as part of their award against the unreasonable party or reduce the award to the unreasonable party, all or part of the arbitration expenses (including reasonable attorneys' fees) of the other party and of the arbitrators.

         5.7 Additional Instruments. The parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

         5.8 Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         5.9 Waiver of Breach. No waiver at any time by either party hereto of any breach by the other of, or compliance by the other with, any condition or provision of this Agreement to be performed by such other party shall operate or be construed as a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

         5.10 Condition Subsequent. Within ten (10) days following execution of this Agreement by both the Executive and the Company, (a) the Company shall have the opportunity to obtain certain background information about the Executive, including without limitation information from the Executive's former and current employers; and (b) if the Company discovers any material adverse information about the Executive of which the Company was not aware prior to its execution of this Agreement and which adverse information relates to activities of the Executive while an employee or director of Saks & Company ("Saks") constituting one or more of the following:

         (i) conduct in violation of law reasonably related to the Executive's ability to perform his duties to Saks; or

         (ii) gross negligence or gross misconduct in the performance of the Executive's duties, or a documented record of incompetent performance, as an employee or director of Saks;

the Company shall have the right, at its sole option, to rescind this Agreement and, if so rescinded by the Company, this Agreement shall have no force or effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

                                                   SERVICE MERCHANDISE COMPANY


Date:        11/2/94                              By: /s/ Raymond Zimmerman
     ---------------------                            -----------------------
                                                      Raymond Zimmerman
                                                         Name:
                                                         Title:


                                                        EXECUTIVE

Date:        11/2/94                                  /s/ Gary M. Witkin
     ---------------------                            ---------------------
                                                      Gary M. Witkin